Exhibit 99.1

Jack in the Box Inc. to Present at Investment Conferences in June

SAN DIEGO--(BUSINESS WIRE)--May 26, 2009--Jack in the Box Inc. (NASDAQ:JACK) will participate in two upcoming investment conferences. The dates and times of the presentations are as follows:

  June 2, 2009, 8:30 a.m. EDT – Goldman Sachs 2009 Lodging, Gaming, Restaurant and Leisure Conference to be held in New York.
  June 23, 2009, 9:00 a.m. EDT – Wachovia Capital Markets’ 19th Annual Mid-Year Equity Conference to be held in Boston.

Live webcasts of the presentations can be accessed via the Jack in the Box Inc. corporate website at www.investors.jackinthebox.com. To access the live webcasts, please go to the Jack in the Box Inc. corporate website at least 15 minutes prior to the presentation to download and install any necessary software. Online replays will be available at the company’s corporate website for three weeks following each presentation.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ:JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,180 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill® restaurants, a leader in fast-casual dining, with more than 480 restaurants in 42 states and the District of Columbia. The company also operates a proprietary chain of 61 convenience stores called Quick Stuff®, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. The company has announced plans to sell its Quick Stuff brand. For more information, visit www.jackinthebox.com/corporate.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291